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                                                                      EXHIBIT 99

                                 [TRUSERV LOGO]

                                  PRESS RELEASE

                                               For more information contact:
                                               Mary Viola
                                               TruServ Corporation
                                               773-695-5280


           TRUSERV RECEIVES EXTENSION OF RESERVATION OF RIGHTS LETTER


         CHICAGO, AUGUST 31, 2001 - TruServ announced today it has received from its current lenders an extension of the reservation of rights letter through February 28, 2002. The prior extension was scheduled to expire on September 30, 2001.

         "This is an important step in our refinancing initiative," said Pamela Forbes Lieberman, TruServ's chief operating officer and chief financial officer. "The extension demonstrates our current lenders' continuing support of the co-op."

         In addition to receiving the extension of the reservation of rights letter, TruServ is continuing to move ahead in obtaining new financing.

         "This process is on track and the co-op expects to receive commitments from prospective lenders in September," said Forbes Lieberman. "We expect to obtain permanent financing in the fourth quarter of 2001."

         TruServ is the world's largest member-owned wholesale hardware cooperative with sales in 2000 of $4 billion, which support annual retail sales of more than $12 billion. The TruServ cooperative includes more than 7,500 independent retailers worldwide operating under store identities which include True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.


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